                                                                  Exhibit 8.1


                       [BASS, BERRY & SIMS PLC LETTERHEAD]


                                February 4, 2002


Board of Directors
Mid-America Apartment Communities, Inc.
6584 Poplar Avenue, Suite 300
Memphis, Tennessee  38138


                     Mid-America Apartment Communities, Inc.

                                -----------------

                  Qualification as Real Estate Investment Trust


Ladies and Gentlemen:

      We have acted as counsel to Mid-America Apartment Communities, Inc., a Tennessee corporation (the "Company"), in connection with the preparation of a Form S-3 registration statement filed with the Securities and Exchange Commission ("SEC") on February 4, 2002 (the "Registration Statement") with respect to the offer and sale of up to 1,067,989 shares (the "Shares") of the common stock, par value $0.01 per share, of the Company (the "Common Stock") as described in the Registration Statement. You have requested our opinion regarding certain U.S. federal income tax matters.

      The Company operates in an umbrella partnership real estate investment trust ("REIT") structure. In this structure, properties are owned and operated by one or more operating partnerships in which the Company is general partner and owns a substantial interest. The Company's primary operating partnership is Mid-America Apartments, L.P. (the "Partnership").

      The Partnership and the Company currently own equity interests in one hundred and twenty-two (122) existing and operating multifamily properties (the "Existing Properties"). The Company owns eight (8) Existing Properties directly. The Company owns four (4) Existing Properties through two of its wholly owned subsidiaries, namely America First Tennessee REIT, Inc., American First Florida REIT, Inc. The Partnership owns 33.33% of (10) Existing Properties through its joint venture, BRE/MAAC Associates, LLC. The remaining Existing Properties are owned through various subsidiary partnership for which the Company ultimately serves as the general partner (the "Property Partnerships").

      The Company has requested our opinion as to:

      1. whether the Company qualified as a real estate investment trust (a "REIT") pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code") for its taxable years ended December 31, 2000 and December 31, 2001, and whether the Company's current and proposed method of operation will enable it to continue to qualify as a REIT for its 2002 and subsequent taxable years;

      2. whether the Property Partnerships will be treated as partnerships for federal income tax purposes; and

      3. whether the descriptions of the law and the legal conclusions contained in the portion of the prospectus in the Registration Statement (the "Prospectus") under the caption "Federal Income Tax Consequences of Mid-America's Status as a REIT" are correct in all material respects, and whether the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Common Stock.

      In giving the opinions set forth below, we have examined the following:

      1. the Company's Charter, as amended and restated;

      2. the Company's Bylaws;

      3. the Prospectus contained as part of the Registration Statement;

      4. the governing documents of the Property Partnerships; and

      5. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

      In connection with the opinions rendered below, we have assumed generally that:

      1. Each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended.

      2. Each partner or member (each, a "Partner") of the Partnership and the Property Partnerships (together with the Partnership, the "Partnerships") that is a corporation or other entity has a valid legal existence.

      3. Each Partner has full power, authority, and legal right to enter into and to perform the terms of the partnership agreement of the Partnership (the "Partnership Agreement") and the governing documents of the Property Partnerships (together with the Partnership Agreement, the "Partnership Agreements"), and the transactions contemplated thereby.

      4. Each Partnership operates in accordance with the governing law of the state in which it was formed and the Partnership Agreement pursuant to which it was formed.

      5. Each Partnership Agreement has remained in substantially the same form as it was upon the most recent amendment and restatement thereof, and has not been amended in any material respect (except upon the substitution of partners in accordance with the terms of such Partnership Agreement).

      6. During its taxable year ending December 31, 2001, and subsequent taxable years, the Company has operated and will continue to operate in such a manner that makes and will continue to make the representations contained in a certificate, dated February 11, 2002 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years.

      7. The Company will not make any amendments to its organizational documents or the organizational documents of any of the Property Partnerships after the date of this opinion that would affect its qualification as a REIT for any taxable year.

      8. No action will be taken by the Company or the Property Partnerships after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

      In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Officer's Certificate.

      Based on the factual matters in the documents and assumptions set forth above, the representations set forth in the Officer's Certificate, the discussions in the Prospectus under the caption "Federal Income Tax Consequences of Mid-America's Status as a REIT" (which are incorporated herein by reference), and without further investigation as to such factual matters, we are of the opinion that:

            (a) the Company qualified to be taxed as a REIT pursuant to Code sections 856 through 860, for its taxable years ended December 31, 2000 through December 31, 2001, and the Company's organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2002, and in the future;

            (b) the Property Partnerships will be treated as partnerships for federal income tax purposes; and

            (c) the descriptions of the law and legal conclusions contained in the Prospectus under the caption "Federal Income Tax Consequences of Mid-America's Status as a REIT" are correct in all material respects, and the discussions thereunder fairly summarize the federal income tax considerations that are likely to be material to a holder of the Common Stock.

      We have performed no due diligence and have made no efforts to verify the accuracy and genuineness of the documents and assumptions set forth above, or the representations set forth in the Officer's Certificate. We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the representations set forth in the officer's Certificate. Accordingly, no assurance can be given that the actual results of the Company's operations for its 2002 and subsequent taxable years will satisfy the requirements for qualification and taxation as a REIT.

      The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

      The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of the Common Stock, and it may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.


                                          Sincerely,

                                          BASS, BERRY & SIMS PLC


                                          /s/ John A. Good
                                          John A. Good